Exhibit 10.2

Contract Number: *[2013]N.Z.Z.D.No.1301

Financial Leasing Contract

Leaser: Harbin Baiyi Real Estate Development Co., Ltd

Leasee: Harbin Jiarun Hospital Co., Ltd

Leaser: Harbin Baiyi Real Estate Development Co., Ltd.

Add: Rm.21 of First Floor (of Hulan Tower), Group 2 and Community 2, Construction Street, Hulan District, Harbin.

Legal Representative: Zhang Junsheng

Tel: 0451-56888933              Fax:

ZIP: 150500

Leasee: Harbin Jiarun Hospital Co., Ltd.

Add: 1st – 7th Floor, Industrial and Commercial Bank Building,

Xingfu Street, Hulan Town, Hulan District, Harbin City.

Legal Representative: Zhang Junsheng

Tel:                     Fax:

ZIP: 150500

Signed At: Harbin of China;

Signed On: 5th of June 2013;

This Contract is formulated and concluded by and between the parties in line with Contract Law of the People's Republic of China. This Contract is taken as the financial leasing contract stipulated in Chapter 14 of this law.

Chapter I Representations and Warranties

Article 1—The Leaser hereby makes representations and warranties thereinafter:

1.1	The Leaser is an enterprise legal person which is legally established and in good standing during its leasing period.
1.2	The leasing business qualifies relevant national policies and industrial regulations.
1.3	The Leaser is obliged to inform the Leasee in written form in advance in case of any matters to be taken which may influence this Contract arising in, such as contract operation, merger, joint venture, restructuring, out of business, dissolution and etc.

Article 2—The Leasee hereby makes representations and warranties thereinafter:

2.1	The Leasee, who is entitled to sign and perform this Contract, is an enterprise legal person which is legally established and in good standing during its leasing period.
2.2	This Contract signed by the Leasee qualifies the articles of association and related provisions.
2.3	The Leasee is obliged to inform the Leaser in written form in advance in case of any matters to be taken which may influence this Contract arising in, such as contract operation, merger, joint venture, restructuring, out of business, dissolution and etc. Furthermore, the Leasee shall use its best endeavors to protect the Leaser from adverse effects result from the abovementioned matters.

2.4	The Leasee hereby commits that any financial statements submitted thereof are of trueness and accuracy prior to signing of this Contract. In the meanwhile, the Leasee has completely disclosed and publicized its guarantees and liabilities provided externally. In case of any material breach, significant lawsuit, seizure of assets and attachment involved after entering into this Contract, the Leasee hereby promises that the Leaser will be informed within three days as of the occurrence in written form. Then, the Leasee shall take suitable steps to prevent the Leaser from adverse effects result from the abovementioned matters.

Article 3—Speical Statement

3.1	This Contract expresses true intentions negotiated by both parties. In so far as any clauses in relation to limiting the rights, increasing the liabilities or exempting from responsibilities have been expounded to the other party by the Leasee, all of which could be understood and accepted at the same time, rather than the model contract offered by either party.

Chapter II Lease Item

Article 4—Lease Item

4.1	With regard to the lease item for the financial leasing is located in the overall real estate of 2# of Lanhe Elegant House, the junction between South Street and Wharf Road, Hulan County, Hulan District, Harbin. Furthermore, the Leasee will pay the rent and related expenses to the Leaser as per agreement.
4.2	In respect of such information as name, specification, model, quality, quantity, technical standard, technical assurance and inspection standards and methods of the lease item shall be provided and accepted by the Leasee. The Leasee shall be responsible for the trueness and integrity of such information.

Article 5—Ownership of the Lease Item

5.1	The ownership of the lease item (the ownership thereof, appendant of the lease item, secondary rights, fruits, as well as other exclusive procedures, software, authorized permission, technical informationin allusion to the lease item) during the leasing period shall be owned by the Leaser. The Leasee shall be entitled to the right of occupation and use right to the lease item during the leasing period. The Leasee, without written approval of the Leaser, shall not sell, assign, sublease, mortgage, pledge, take shares, compensate, institute litigation guarantee, or prejudice the ownership of the lease item of the Leaser through any means.

5.2	In case of the Leasee upgrades and rebuilds the lease item, the expenses of which shall be solely borne by the Leasee during the leasing period.
5.3	Where the Leasee substitutes other replacements for the lease item due to requirements of maintenance or use during the leasing period, any expenses as a consequence of replacement shall be solely borne by the Leasee.
5.4	The delivery date of the lease item shall be as of the lease period. The Leaser may pledge the lease item to a third party as per actual requirements. The Leaser shall inform the Leasee within 5 workdays in advance, and the Leasee is obliged to assist the Leaser to transact pledge formalities etc. After commencement of the leasing period, the pledge of the lease item shall be approved by the Leasee. The pledge behavior of the Leaser shall not impact the occupation and use of the lease item of the Leasee. In the meanwhile, the Leaser shall transfer the ownership of the lease item to the Leasee in accordance with contract provisions and release the mortgage at the same time. Where the Leasee fails to operate due to mortgage of the lease item, all the responsibilities thereout shall be borne by the Leaser; furthermore, the Leaser shall be responsible for any expenses that the Leasee has to rent other properties during the unavailable leasing period. Finally the Leaser shall reimburse the operating loss of the Leasee.

Article 6—Delivery and Acceptance of Lease Item

6.1	The real estate will be delivered to the Leasee after acceptance. The Leasee shall issue a format, which is similar to the "Lease item Receive Confirmation" in Annex I of this Contract, to the Leaser within three workdays as of the delivery date of the lease item. The issuance of the "Lease item Receive Confirmation" shall be deemed as having received the lease item. In the event of the Leasee fails to use or continue to use the lease item due to quality problems and other causes itself after delivery, all the responsibilities thereout shall be borne by the Leaser. Furthermore, the Leaser shall be responsible for any expenses that the Leasee has to rent other properties during the unavailable leasing period. Finally the Leaser shall reimburse the operating loss of the Leasee.

Article 7—Use, Preservation, Maintenance and Taxes of the Lease Item

7.1	The Leasee shall safeguard and use the lease item. The Leasee, without written approval of the Leaser, shall not change the locations of installation and use of the lease item. In case of the Lessee would like to change the appearance and structure of the lease item shall inform the Leaser in written form without influencing the original functions thereof. The Leasee shall be responsible for maintenance and repair of the lease item, and assuming any expenses result from thereout. The Leaser, under the circumstance of abiding by related laws without influencing the normal use of lease item of the Leasee, is entitled to inspect the use and maintenance of lease item at any time. Moreover, The Leasee is required to provide convenience for the foregoing inspection.

7.2	The Leasee, during the leasing period, shall not express or imply that it is of ownership and right of disposition to the lease item in any form.
7.3	The Leasee, during the occupation and use period of the lease item, shall bear the responsibilities therefrom in case of any personal injury or property loss suffered by a third party as a result of the lease item; the Leaser shall not assume any responsibilities. The Leasee shall reimburse in full within three workdays upon receipt of a notice from the Leaser in case of the Leaser suffers losses for this reason. In so far as the foregoing losses include the loss itself and related reasonable direct expense, including but not limited to interests, overdue fine, legal cost, security fees, audit fees, valuation fees, appraisal fees, expenses regulated by government, and attorney fees etc.
7.4	Any taxes and expenses incurred of the lease item in the process of installation, use and preservation etc. shall be borne by the Leasee.
7.5	The lease item is constructed as per requirements of the Leasee, and then delivered to the Leasee after completion. The Leasee decorates the lease item in line with actual requirements with the expenses to be borne by the Leasee itself.

Article 8—Risk Taking from Damage and Loss of the Lease Item

8.1	Any risk of damage or loss of the lease item arising after delivery shall be borne by the Leasee. The foregoing damage or loss of the lease item arising for whatever reasons, the Leasee shall not postpone or reject to pay the rent and other payables under this Contract.
8.2	The Leasee shall inform the Leaser in the event of the lease item is damaged, and then, at its own cost, maintain the lease item to the status of normal use. This is covered under the insurance and executed according to Article 9.
8.3	Where the lease item is completely lost or damaged which cannot be recovered to original use functions, the Contract shall be terminated in advance and then execute Article 17 of this Contract.

Article 9—Insurance of the Lease item

9.1	The Leasee, within the leasing period, shall cover any insurance suitable to this property and assume all the insurance expenses. Furthermore, the insured amount shall not less than 110% of the unpaid lease principal, and the contents of insurance contract shall be approved in written form by the Leaser.

In case of the Leasee fails to insure or renew coverage, the Leaser is entitled to insure or renew coverage on Leasee's behalf. Where the Leaser has reimbursed in advance, the Leaser is entitled to claim compensation from the Leasee and collect interests of 0.05% as of the advance to the date of compensation of the Leasee in terms of the expenses. In the event of the lease item is completely damaged, the Leaser is entitled to terminate this Contract prior to expiration and execute as per Article 17 of this Contract.

9.2	The Leaser must be taken as the insured of the insurance, and then the Leaser or any other third party designed by the Leaser shall be the first beneficiary. In so far as the insured period shall be as of the leasing day of the lease item until three months after the expiration of the leasing period. In the meanwhile the insurance expenses and related expenditures shall be borne by the Leasee. The originals of policy and insurance contract shall be borne by the Leasee; finally the Leasee submits the copies with seal and approval thereof to the Leaser or any third party designed by the Leaser for preservation.
9.3	In case of any insurance accidents occurred in the leasing period, the Leasee shall inform the Leaser and the insurance company to transact the claim matters concerned immediately. The Leaser is required to provide necessary assistance at the same time.
9.4	Where an insurance compensation is less than CNY 1 million (including CNY 1 million), the Leaser entrusts the Leasee to acquire from the insurance company and then use for procurement, maintenance or replacement of the damaged lease item. Where an insurance compensation is more than CNY 1 million, the Leaser shall collect and dispose as per following methods:
(1)	In case of any non-total loss insurance accidents occur, the Leaser shall pay the insurance compensation to the Leasee after the lease item is repaired by the Leasee, or use the insurance compensation for paying maintenance costs in accordance with requirements of the Leaser.
(2)	In case of any total loss occurs, the Leaser is entitled to use the insurance compensation to compensate the payables of the Leaser under the leasing contract, or pay the insurance compensation to the Leasee after paying off all the payables under this Contract.

  Whereas after delivery of the lease item, any risk of damage or loss of the lease item shall be borne by the Leasee. Therefore the occurrence of insurance accidents and payment of insurance compensation shall not be construed as reasons for the Leasee to postpone or lessen any payments under this Contract. The Leasee shall not request using the insurance compensation to compensate for any payables thereof to the Leaser unilaterally. Nevertheless, the Leaser shall timely submit the "Letter of Authorization" to the secured to negotiate or institute lawsuit as per requirements of the Leasee in case of any disputes arising in the insurance. All the expenses arising therefore shall be solely assumed by the Leasee, or otherwise the Leasee shall be entitled to cease paying the rent.

Article 10—Claim

10.1	The Leaser is responsible for quality, property and after-sale service of the lease item. In case of any losses arising as a result of quality problem or other defects, the Leasee shall reimburse the Leaser.

Article 11—Leasing Period and Disposition of the Lease Item in Leasing Period and Expiration

11.1	The leasing period shall be 30 years as of the date that the Leaser makes first payment of the lease item to the Leasee.
11.2	The Leasee, after expiration of lease item, shall be the first to purchase the lease item; that is to say, after all the rents and payables under this Contract are paid in full by the Leasee, and even pays CNY 0 yuan (Amount in Words: Zero Thousand Yuan) of nominal amount, the Leaser sells the lease item to the Leasee. The nominal payments shall be paid together with the last rent.
11.3	The Leasee will get the ownership of the lease item after performing all the payment obligations under this Contract. In the event of the ownership of the lease item will be transferred to the Leasee, the Leaser shall not assume responsibilities to the status of the lease item at the moment of delivery. Where the lease item has been used for mortgage by the Leaser, the Leaser shall transact formalities to release foregoing mortgage.

Chapter III Rent, Premium for Lease, Rental Fee and Warranties

Article 12—Rent

12.1 The rent is composed of principal and interest for leasing.

12.2 The principal of leasing is CNY 210 million (Amount in Words: Two Hundred and Ten Million Yuan).

12.3 The rent under this Contract shall be as of the leasing date with the total leasing period is 30 years.

The lease item, after completion, will be delivered to the Leasee to be decorated as per business requirements thereof. The rent-free period starts from the delivery date to the decoration completion date. In case of the lease item status has realized normal operation of the Leasee shall be deemed as completion of decoration. The first day of the second month after completion of decoration shall be considered as leasing period; and the rent-free period shall not exceed 1 year.

In the leasing period, one year is considered as a period, on the first day of which shall pay CNY 7 million (Amount in Words: Seven Million Yuan) within one week, 30 periods in total.

In total of CNY 4 million (Amount in Words: Four Million Yuan) of principal shall be paid on the expiration date of leasing; totally 1 period is required with the rest to be compensated by the premium.

12.4 Default Interest

In case of the Leasee fails to repay as per agreed period shall collect interests on the basis of bank one-year lending rate over the same period a year as of the overdue date in terms of overdue payment until paying of the principal and interest.

12.5 Where any adjustment occurred to the rent shall be negotiated and confirmed by the Leasee and the Leaser together.

Article 13—Premium for Lease

13.1	The Leasee affords CNY 3 million (Amount in Words: Three Million Yuan) of premium for lease which shall be paid in full prior to commencement of the leasing period to the Leaser
13.2	In the event of the Leasee violates contract provisions, or fails to perform or partially execute obligations under this Contract, the Leaser is entitled to deduct payables thereof to the Leasee from the premium for lease. The Leasee, within three workdays upon receipt of notice of deduction of premium for lease from the Leaser, shall complement the payments, or otherwise the Leaser is entitled to investigate the responsibility for breach of contract in line with provisions of Clause 19.1 and 19.2.
13.3	The Leaser shall return the premium for lease to the Leasee at expiration of this Contract, or pledge as part of rents for the last period or periods.

Article 14—Warranties

The Leasee shall provide warranties thereinafter for the purpose of ensuring the Leaser is able to complete all the liabilities and other rights agreed in this Contract.

14.1	Mr. Zhang Junsheng (ID: 230121196811192016) bears joint liability personally.

14.2	"Harbin Jiarun Hospital Co., Ltd" promises to reimburse and pay the rent by virtue of overall credit thereof.

Chapter IV Early Termination of Contract

Article 15—Ban on Unilateral Termination of Contract

15.1	During the leasing period, in addition to the agreed reasons for termination in this Contract or Leaser terminates the Contract as per Clause 16.1, any party shall not terminate this Contract in advance without excuses. In case of the Leasee would like to terminate this Contract due to business thereof shall be negotiated by both parties.

Article 16— Any situations occurred thereinafter, the Leaser may terminate this Contract before expiration:

16.1	Where following situations incurred by the Leasee or the Warrantor thereof, the Leaser is entitled to request the Leasee to submit suitable warranties. Where the Leasee fails to provide foresaid warranties, the Leaser is entitled to terminate this Contract before expiration, and then execute in accordance with Article 20.

1. Serious deterioration occurred in the operation;

2. Property transfer or secretly withdrawing funds to avoid debt;

3. Lose business creditworthiness;

4. Other situations where have forfeited or may forfeit the ability to fulfill obligations.

Article 17—Disposition of Early Termination of Contract

17.1 Where the Leaser early terminates this Contract as per contract provisions, the Leasee shall pay following amounts in full within three workdays after termination:

(1)	All the outstanding rents and other payables;
(2)	All the undue principal concerning the lease as at the termination;
(3)	Loss compensation due to early termination of this Contract.

With regard to the loss compensation shall be calculated in line with following method:

Loss Compensation=Total Unpaid Principal on the Early Termination Date * Days from the Early Termination Date to Expiration of Leasing Period * 3%÷360.

17.2	The ownership of the lease item shall be owned by the Leasee after all the payments and nominal amount (said in article 17.1) are paid in full by the Leasee.

Chapter V Liability for Breach of Contract

Article 18—Liability for Breach of Contract of the Leaser:

18.1	Where the Leasee fails to occupy and use the lease item normally due to the Leaser hinders the use and occupation of the lease item of the Leasee without reasons during the leasing period, the Leaser therefore is deemed as breach of contract. The Leasee is entitled to request the Leaser to cease the hindering immediately and ask for reimbursing from the Leaser.
18.2	Where the Leaser violates the principle of honesty and credibility, or any representations and warranties made are untruthful or inaccurate, or the Leaser fails to perform the collateral obligations (i.e. notice, confidential and assistance etc.) under this Contract, the Leasee is entitled to order the Leaser to continue performing, taking remedial measures and reimbursing losses at the same time. In so far as the foregoing losses include the loss itself and related reasonable direct expense, including but not limited to interests, overdue fine, legal cost, security fees, audit fees, valuation fees, appraisal fees, expenses regulated by government, and attorney fees etc.

18.3	Where the Leasee fails to use the lease item due to the Leaser mortgages the lease item, or the lease item has been mortgaged which caused the Leasee fails to acquire the ownership of the lease item after expiration, the Leasee is entitled to request the Leaser to terminate the mortgage immediately. In addition, the Leasee is entitled to request the Leaser to reimburse any losses incurred as a result of the Leasee fails to use or purchase the lease item.

Article 19—Liability for Breach of Contract of the Leasee:

19.1 In the event of the Leasee fail to pay the rent and other payables as per this Contract, the Leasee shall pay 0.05% of penal sum in compliance with the overdue amount for each overdue day as of the date of late.

19.2	Where the total amount of the overdue rent and other payables amount to CNY 2 million, and the Leasee fails to pay the rent and other payables in full within 30 calendar days upon receipt of an interpellation of the Leaser, or the Leasee has pledged, assigned, counteracted the debts, subleased or taken shares etc. at will, which have harmed the ownership of the Leaser, as well as other significant nonperformance, shall be deemed as the Leaser's serious breach of contract under this Contract. According, the Leaser is entitled to take one or all of the measures thereinafter to:
(1)	request the Leasee to cease infringement and recover the status of the lease item when delivering; moreover, the Leaser is entitled to request the Leasee to pay 20% of total unpaid rents as penal sum under this Contract.
(2)	perform a right of accelerated expiration and declares the contract to expire immediately; furthermore, the Leaser requires the Leasee to pay all the outstanding and undue rents and other payables.
(3)	require the Leasee to reimburse all the losses;
(4)	sell the leaHse item and compensate the earnings thereof for the payables of the Leasee, and then the insufficient sections shall be paid by the Leasee. In case of the earnings have exceeded the payable rent, penal sum, compensation, other payables and nominal amounts etc. of the Leasee, the Leaser shall return the extra money to the Leasee.

Before the measures specified in the preceding paragraph adopted by the leaser, other obligations under this contract are not exempted for the lessee.

19.3	Where the Leasee violates the principle of honesty and credibility, or any representations and warranties made are untruthful or inaccurate, or the Leasee fails to perform the collateral obligations (i.e. notice, confidential and assistance etc.) under this Contract, the Leaser is entitled to order the Leasee to perform with time limit, taking remedial measures and reimbursing losses at the same time. In so far as the foregoing losses include the loss itself and related reasonable direct expense, including but not limited to interests, overdue fine, legal cost, security fees, audit fees, valuation fees, appraisal fees, expenses regulated by government, and attorney fees etc.

Chapter VI Miscellaneous

Article 20—Accumulative Rights of the Leaser

20.1	The rights of the Leaser are cumulative under this Contract. The leaser executes part of the rights therein shall not influence and exclude the Leaser to perform any other right to the Leasee in compliance with legal provisions or contract stipulations. Unless the Leaser has expressed that it will not perform, partially execute or delay to exercise other rights in written form, or otherwise shall not constitute the Leaser has waived the rights thereof. Furthermore, such situations shall not influence and hinder the Leaser to continue performing the right.

Article 21—Inspection of Financial Conditions

21.1	The Leaser is entitled to inspect the operation and financial conditions of the Leasee. In the meanwhile, the Leasee is required to provide assistance and cooperation and submit corresponding operational and financial statements, reports and etc. But the Leaser shall keep confidential to the business trade obtained from the Leasee. In case of the Leasee rejects, the Leaser is entitled to order the Leasee to assume liability for breach of contract as per Clause 19.3 of this Contract.

Article 22—Settlement of Dispute

22.1	In case of any dispute arising in the process of execution shall be negotiated and settled by both parties; if fails, both parties agree to submit the dispute to the competent People's Court in the Leaser's location.
22.2	Both parties agree to take provisions in this Contract as evidences to settle disputes. Therefore, both parties hereby agree to abandon and waive the right of defensein whole or in part on equity, effect and proportion of penal sum in this Contract of their own accord.
22.3	As an independent Clause, the effect of this Clause will not be influenced by whether the Contract is validated or canceled or released.

Article 23—Statute of Limitations

23.1	The statute of limitations for rent requirement of the Leaser under this Contract shall be two years after expiration of last rental payment, rather than calculating by stages and in installments.

Article 24—Notice

24.1	Any notice, correspondence, data message etc. issued and sent from one party to another, shall be delivered to the addresses marked in the first page of this Contact, as well as the contacts and communication terminals. Where any changes made to the name, address, contact or communication terminal of a party, shall timely inform the other party in written form.

24.2	Where the correspondence sent by one party to another shall be deemed as receipt on the 7th day as of delivery. In so far as any faxes shall be considered as receipt after entering into the data message receiving system of the other party. In case of the receiving date is anon-workday, shall be deemed as receipt on the following workday.

Article 25—Appendix

25.1	The Appendix thereinafter shall be deemed as constituent part of this Contact.
(1)	Lease Item Receive Confirmation;
25.2	Unless otherwise stated, the term "Contract" referred in this contract shall include appendix and supplementary contract, as well as supplemental agreement at the same time.

Article 26—Contract Validity

26.1	This Contract comes into effect after signing and sealing by the legal representative(s) or entrusted agent(s) of the Leaser and Lease.
26.2	In case of some clauses of this Contract become invalid or unenforceable in current time or in the future, such invalid or unenforceable clause(s) shall not influence the validity and enforceability of this Contract and other clauses thereof.

Article 27—Counterparts

27.1	This Contract shall be in duplicates with same legal force; the Leaser and the Leasee hold one duplicate respectively.

(The remainder of this page is intentionally left blank.) Leaser (SEAL) Legal Representative or Entrusted Agent (Signature.):

Leaser (SEAL) Legal Representative or Entrusted Agent (Signature.):

Leaser (SEAL)	Leasee (SEAL)
Harbin Jiarun Hospital Co., Ltd

[2013]N.Z.Z.D.No.[1301] Financial Leasing Contract·Appendix I

Lease Item Receive Confirmation

Hereby to certify that our Company has received the lease item delivered by Harbin Baiyi Real Estate Development Co., Ltd in accordance with [2013]N.Z.Z.D.No.[1301] Financial Leasing Contract. In the meanwhile, all the lease items are capable of qualifying our Company's satisfaction that to meet the leasing and use purpose of this Contract.

Approved By: Zhang Junsheng SEAL: Harbin Jiarun Hospital Co., Ltd. Date: 20th December 2013

[2013]N.Z.Z.D.No.[1301] Financial Leasing Contract·AppendixII

Explanations on Contract Matters

Item	Clause	Contract Matters
Name, specification and model of articles
1	Article 4	It is located in the overall real estate of 2# of Lanhe Elegant House, the junction between South Street and Wharf Road, Hulan County, Hulan District, Harbin with the total area is 23,893.20m2
2	Article 11	Lease Term	30 years, from the date of leasing
			Annual Rent	CNY 7 million
	Article 12	Rent	Total Rent	CNY 210 million (Total Amount in the Leasing Period)
3			Payment Date	Within one week as of the first day of each period
		Payment Method	Remit to the bank account number designed by the Leaser
4	Article 13	Security Deposit	Premium for Lease	CNY 3 million (the last installment is used for rent)

[2013]N.Z.Z.D.No.[1301] Financial Leasing Contract·Appendix IV

Housing Land Certificate

H.G.Y.(2013) No. 0800

Land-use Right Owner	Harbin Baiyi Real Estate Development Co., Ltd.
Location	In The East of Chenghuang Temple, North of Wharf Road of Hulan District
Parcel Number	1110010450015000	Drawing No.
Land Classification (Purpose)	Land for Medical, Charity and Health	Price
Category of Use Right	Transfer	Expire Date		29thof June 2051
Usable Area	2404.8 M2	Incl.	Exclusive Area	2404.8M2
Apportionment of Area

Hereby to certify that we have inspected and investigated the land rights stipulated in this Certificate and applied for registration by the Land-use Right Owner. We hereby approve the registration and issue this Certificate for the purpose of protecting legal interests of the Land-use Right Owner in accordance with rules and regulations of the "Constitution of the People's Republic of China", "Land Administration Law of the People's Republic of China" and "Urban Real Estate Administration Law of the People's Republic of China".

the People's Government of Harbin City (SEAL)

4th of July 2013